                                                                   EXHIBIT 99.1
PRESS RELEASE
-------------------------------------------------------------------------------

SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS: smith.com

FOR RELEASE
MONDAY, JULY 21, 2003

CONTACT:      MARGARET K. DORMAN
              CHIEF FINANCIAL OFFICER
              (281) 443-3370


                      SMITH INTERNATIONAL, INC. ANNOUNCES
                    QUARTERLY EARNINGS OF 30 CENTS PER SHARE

     HOUSTON, Texas (July 21, 2003)... Smith International, Inc. (NYSE: SII) today announced quarterly earnings of $29.9 million, or 30 cents per share, on revenues of $877.7 million. The reported results compare favorably on both a year-over-year and sequential quarter basis, benefiting from higher revenue volumes in markets outside of North America. In the comparable prior year period, the Company reported net earnings of $26.9 million, or 27 cents per share, on revenues of $801.0 million. Net income for the first quarter of 2003, excluding the impact of a change in accounting principle, totaled $21.7 million on revenues of $808.8 million - equating to a 38 percent improvement in profitability levels on revenue growth of nine percent.

     Consolidated revenues were ten percent above the prior year quarter as increased drilling activity influenced demand for Oilfield segment product and service offerings. To a lesser extent, the impact of four acquisitions completed within the past year also contributed to the increase. Excluding the effect of acquired operations, Oilfield revenues were approximately eight percent above the amounts reported in the second quarter of 2002. The majority of the Oilfield base revenue growth was reported in the Former Soviet Union, the Middle East and the United States, associated with the significant increase in exploration and production spending. On a sequential quarter basis, base revenues grew eight percent and compared to a seven percent decline in the worldwide rig count between the corresponding periods. The majority of the base revenue improvement over the first quarter was reported in the United States and Latin America, reflecting the increased level of drilling activity in these markets.
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     M-I's second quarter revenues totaled $460.4 million, 15 percent above the amounts reported in the prior year period and 11 percent higher sequentially. Excluding the impact of acquisitions completed during the past year, primarily the Dynea transaction, revenues were nine percent above both the prior year and prior quarter periods. The majority of the year-over-year base revenue growth was reported in Europe/Africa, driven by higher synthetic fluid sales, and in the Middle East, attributable to new contract awards. Sequentially, the base revenue growth related to increased sales volumes in markets outside of North America, including Mexico, Venezuela and the North Sea.

     Smith Bits reported revenues of $96.5 million, an increase of 25 percent over the prior year quarter and a five percent improvement from the first quarter of 2003. Excluding the impact of acquisitions completed during mid-2002, revenues increased 19 percent year-over-year reflecting the increase in global activity levels and, to a lesser extent, the inclusion of several large international export orders. Sequentially, non-export petroleum three-cone and diamond drill bit revenues for the period were comparable with first quarter 2003 levels and compare to a seven percent reduction in the worldwide rig count.

     Smith Services' revenues totaled $102.2 million, three percent lower on a year-over-year basis and eight percent higher than the amounts reported in the March 2003 quarter. The revenue decline from the prior year was reported in the Europe/Africa region due, in part, to reduced customer spending for remedial products and services in the North Sea market. U.S. revenues were relatively flat year-over-year as higher sales volumes, associated with the increase in land-directed drilling, were offset by lower drill pipe product sales. The revenue increase from the first quarter was reported in markets outside of North America attributable to increased demand for remedial product lines, including the TrackMasterTM and DrillAheadTM casing exit systems.

     Wilson reported revenues of $218.5 million, comparable with the prior year period and six percent higher sequentially. Increased sales volumes in the energy sector, related to the improvement in North American activity levels, were largely offset by reduced spending in the industrial operations, primarily in the engineering and construction ("E&C") and petrochemical customer base. Sequentially, revenue improvements were reported in both the energy and the industrial sectors. Increased energy branch sales, related to higher U.S. drilling activity, accounted for the majority of the revenue improvement. Sales in the industrial segment grew six percent from first quarter 2003 levels, attributable to increased customer spending in the E&C, power generation and general industrial markets.

     Commenting on the results, Chairman and CEO, Doug Rock stated, "This is the first time we've reported both a sequential and year-over-year earnings improvement since the third quarter of 2001. We saw our revenues and profitability levels accelerate in the latter part of the quarter, driven by the strength of our non-North American Oilfield segment operations. We also benefited from the effect of cost-cutting initiatives undertaken earlier in the year in our Distribution segment, and are encouraged by the improving revenue and profitability outlook for these operations in the second half of the year."

     Loren Carroll, Executive Vice President, also noted that, "Despite the significant growth experienced in our operations, which resulted in increased working capital investment, we were able to post strong cash flow results for the quarter. We lowered our outstanding borrowings by more than $40 million, reducing our debt-to-total capitalization to 27 percent at June 30, 2003. Moreover, during the past four quarters, we've been able to finance approximately $135 million of acquisitions plus our working capital needs while adding virtually no debt."

     Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units - M-I, Smith Bits, Smith Services and Wilson.

     Unaudited financial highlights follow:

                           SMITH INTERNATIONAL, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)
                                  (Unaudited)


                                                                 Three Months Ended June 30,           Six Months Ended June 30,
                                                            ---------------------------------    ---------------------------------
                                                                  2003            2002                2003             2002
----------------------------------------------------------------------------------------------------------------------------------
Revenues                                                    $     877,657    $     801,038       $     1,686,494  $    1,628,415
----------------------------------------------------------------------------------------------------------------------------------

Costs and expenses:
    Costs of revenues                                             615,747          564,783             1,186,241       1,150,658
    Selling expenses                                              142,839          127,753               279,967         258,812
    General and administrative expenses                            39,654           34,622                77,715          70,617
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        Total costs and expenses                                  798,240          727,158             1,543,923       1,480,087
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Operating income                                                   79,417           73,880               142,571         148,328

Interest expense, net                                              10,380            9,892                20,072          19,908
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Income before income taxes, minority interests and
    cumulative effect of change in accounting principle            69,037           63,988               122,499         128,420

Income tax provision                                               22,314           19,306                39,154          38,951
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Income before minority interests and cumulative
    effect of change in accounting principle                       46,723           44,682                83,345          89,469

Minority interests                                                 16,823           17,760                31,730          33,817
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Income before cumulative effect of change in
    accounting principle                                           29,900           26,922                51,615          55,652

Cumulative effect of change in accounting principle                     -                -                (1,154)              -
----------------------------------------------------------------------------------------------------------------------------------

Net income                                                  $      29,900    $      26,922       $        50,461  $       55,652
==================================================================================================================================

Earnings per share before cumulative effect of
    change in accounting principle:
    Basic                                                   $        0.30    $        0.27       $          0.52  $         0.56
==================================================================================================================================
    Diluted                                                 $        0.30    $        0.27       $          0.51  $         0.56
==================================================================================================================================

Earnings per share after cumulative effect of
    change in accounting principle:
    Basic                                                   $        0.30    $        0.27       $          0.51  $         0.56
==================================================================================================================================
    Diluted                                                 $        0.30    $        0.27       $          0.50  $         0.56
==================================================================================================================================

Weighted average shares outstanding:
    Basic                                                          99,736           98,944                99,501          98,892
==================================================================================================================================
    Diluted                                                       100,892          100,272               100,579         100,071
==================================================================================================================================

                           SMITH INTERNATIONAL, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                                  June 30,               December 31,
                                                                    2003                     2002
-----------------------------------------------------------------------------------------------------------
                                                                (Unaudited)

Current Assets:
    Cash and cash equivalents                               $        43,841          $         86,750
    Receivables, net                                                755,009                   633,918
    Inventories, net                                                700,804                   634,488
    Other current assets                                             79,181                    71,758
-----------------------------------------------------------------------------------------------------------
        Total current assets                                      1,578,835                 1,426,914
-----------------------------------------------------------------------------------------------------------

Property, Plant and Equipment, net                                  528,442                   519,220

Goodwill and Other Assets                                           875,062                   803,411
-----------------------------------------------------------------------------------------------------------
        Total Assets                                        $     2,982,339          $      2,749,545
===========================================================================================================


Current Liabilities:
    Short-term borrowings                                   $       166,923          $        159,692
    Accounts payable                                                309,640                   256,069
    Other current liabilities                                       190,586                   179,335
-----------------------------------------------------------------------------------------------------------
        Total current liabilities                                   667,149                   595,096
-----------------------------------------------------------------------------------------------------------

Long-Term Debt                                                      472,149                   441,967

Other Long-Term Liabilities                                         144,392                   131,690

Minority Interests                                                  551,443                   517,257

Stockholders' Equity                                              1,147,206                 1,063,535
-----------------------------------------------------------------------------------------------------------
        Total Liabilities and Stockholders' Equity          $     2,982,339          $      2,749,545
===========================================================================================================

                           SMITH INTERNATIONAL, INC.
                               SUPPLEMENTARY DATA
                                 (In thousands)
                                  (Unaudited)


                                                    Three Months Ended June 30,                Six Months Ended June 30,
                                                -------------------------------------    ---------------------------------------
                                                     2003                 2002                 2003                 2002
--------------------------------------------------------------------------------------------------------------------------------
SEGMENT DATA

REVENUES:
    M-I                                          $     460,386      $     401,642        $        876,675      $      798,298
    Smith Bits                                          96,506             77,146                 188,745             166,624
    Smith Services                                     102,229            104,870                 197,261             211,606
--------------------------------------------------------------------------------------------------------------------------------
        Oilfield Products and Services                 659,121            583,658               1,262,681           1,176,528
    Wilson                                             218,536            217,380                 423,813             451,887
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           Total                                 $     877,657      $     801,038        $      1,686,494      $    1,628,415
================================================================================================================================

OPERATING INCOME:
    Oilfield Products and Services               $      81,590      $      76,376        $        150,523      $      152,315
    Distribution                                          (478)              (881)                (4,577)                (813)
    General corporate                                   (1,695)            (1,615)                (3,375)              (3,174)
--------------------------------------------------------------------------------------------------------------------------------
           Total                                 $      79,417      $      73,880        $        142,571      $      148,328
================================================================================================================================

OTHER DATA

OPERATING INCOME(a):
    Smith ownership interest                     $      57,005      $      52,309        $        101,077      $      107,849
    Minority partner ownership interest                 22,412             21,571                  41,494              40,479
--------------------------------------------------------------------------------------------------------------------------------
           Total                                 $      79,417      $      73,880        $        142,571      $      148,328
================================================================================================================================

DEPRECIATION AND AMORTIZATION(a):
    Smith ownership interest                     $      19,966      $      17,495        $         39,027      $       34,184
    Minority partner ownership interest                  5,591              4,681                  10,914               9,016
--------------------------------------------------------------------------------------------------------------------------------
           Total                                 $      25,557      $      22,176        $         49,941      $       43,200
================================================================================================================================

CAPITAL SPENDING(a) (b):
    Smith ownership interest                     $      19,399      $      20,443        $         35,558      $       39,972
    Minority partner ownership interest                  5,773              4,441                  10,313              10,658
--------------------------------------------------------------------------------------------------------------------------------
           Total                                 $      25,172      $      24,884        $         45,871      $       50,630
================================================================================================================================

NOTE (a):
The Company derives a significant portion of its revenues and earnings from M-I and other joint venture operations. Consolidated operating income, depreciation and amortization and capital spending amounts have been broken out between the Company's portion and the minority partners' portion in order to aid in analyzing the Company's financial results.

NOTE (b):
Capital spending is reported gross and not reduced for the proceeds arising on lost-in-hole sales or sales of fixed asset equipment replaced. Total net capital spending was approximately $33.8 million and $40.1 million for the six months ended June 30, 2003 and 2002, respectively.